FORM 3            U. S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                                      OMB APPROVAL
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                                                Expires: April 30, 1997
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   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Continental Investment Corporation
    10254 Miller Road
    Dallas, Texas 75238
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2.  Date of Event Requiring Statement (Month/Day/Year)

    09/09/97
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

    58-0705228
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4.  Issuer Name and Ticker or Trading Symbol

    WasteMasters, Inc.    WAST
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director   [ ] Officer   [X] 10% Owner   [ ] Other (specify below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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          TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title        2. Amount of          3. Ownership Form:  4. Nature of
   of              Securitites Bene-     Direct (D) or       Indirect Bene-
   Security        ficially Owned        Indirect (I)        ficial Ownership
   (Instr. 4)      (Instr. 4)            (Instr. 5)          (Instr. 5)
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   Series A
   Preferred
   Stock             5,000,000                D
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   Common
   Stock             4,500,000                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)


1. Title of     2. Date Exercisable      3. Title and Amount   4. Conversion    5. Ownership    6. Nature of
   Derivative      and Expiration           of Securitites        or Exercise      Form of         Indirect
   Security        Date                     Underlying Deriva-    Price of         Derivative      Beneficial
   (Instr. 4)      (Month/Day/              tive Security         Derivative       Security:       Ownership
                   Year)                    (Instr. 4)            Security         Direct (D)      (Instr. 5)
                   -------------------------------------------                     or Indirect
                                                       Amount                      (I)
                                                       or                          (Instr. 5)
                   Date        Expira-                 Number
                   Exer-       tion         Title      of
                   cisable     Date                    Shares
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

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

Explanation of Responses:  Refer to 13-D Report filed by Continental
                           Investment Corporation on September 19, 1997.



                                       CONTINENTAL INVESTMENT CORPORATION
                                       By: /s/R. Dale Sterritt, Jr.
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                                        ** Signature of Reporting Person
                                           R. Dale Sterritt, Jr.,
                                           Chairman, President and
                                           Chief Executive Officer


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.